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                  THIRD AMENDMENT TO AGENCY AGREEMENT

      This THIRD AMENDMENT TO AGENCY AGREEMENT (the "Amendment") is made as of December 1, 1998, between RYBACK MANAGEMENT CORPORATION, a Michigan corporation ("Ryback Management"), and LINDNER INVESTMENTS, a Massachusetts business trust (the "Trust"). The Trust and Ryback Management have previously entered into an Agency Agreement, dated September 23, 1993 (the "Agreement), pursuant to which Ryback Management provides certain transfer agent services to the Trust and its investment portfolios, and Ryback Management is duly registered with the Securities and Exchange Commission as a transfer agent under the Securities Exchange Act of 1934, as amended.

      The Board of Trustees of the Trust has approved an amendment to the Agreement to increase the compensation payable to Ryback Management for such services, and the shareholders of each of the Lindner Dividend Fund, Lindner Growth Fund, Lindner/Ryback Small-Cap Fund, Lindner Bulwark Fund, Lindner International Fund and Lindner Utility Fund have duly approved such amendment at meetings held on December 17 and December 22, 1998.

      Accordingly, the parties agree that Section 6 of the Agreement is hereby amended to read in its entirety as follows:

      "6.  Compensation and Expenses.  As compensation for all services
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      rendered and to be rendered by Ryback Management pursuant to this
      Agreement, the Trust shall pay to Ryback Management an annual fee equal to $11.00 for each shareholder account, calculated monthly based upon 1/12 of such annual amount multiplied by the number of shareholder accounts on the date of each monthly mailing of shareholder statements (plus 1/12 of $11.00 for each duplicate statement mailed), or if no such monthly mailing is to be made, as of the last day of each calendar month. The Trust will also reimburse Ryback Management for any direct out-of-pocket expenses and costs for stationery, postage and supplies and professional fees used solely in the performance by Ryback Management of its services as transfer agent and dividend disbursing agent for the Trust. In addition, the Trust shall pay, on behalf of Ryback Management, or shall reimburse to Ryback Management, the cost and expenses of any subcontractor retained by Ryback Management to provide services as permitted by Section 21(b) hereof, upon presentation by Ryback Management of a statement showing the amount of such fees and expenses."

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on behalf of each of them by their duly authorized officers the date and year first above written.

LINDNER INVESTMENTS                   RYBACK MANAGEMENT CORPORATION


By: /S/ DOUG T. VALASSIS              By: /S/ ERIC E. RYBACK
       Doug T. Valassis, Chairman            Eric E. Ryback, President